Media Contact: Gary Mickelson, 479-290-6111
Investor Contact: Ruth Ann Wisener, 479-290-4235

TYSON REPORTS FOURTH QUARTER

AND FISCAL YEAR 2007 RESULTS

•	4th quarter 2007 EPS of $0.09 as compared to a net loss per diluted share of $0.17 last year
•	Fiscal 2007 EPS of $0.75 as compared to a net loss per diluted share of $0.58 last year
•	All segments were profitable and improved for the quarter and fiscal year compared to last year
•	Record year for sales - $27 billion
•	Debt balance below $2.8 billion, the lowest level since IBP acquisition in 2001
•	Fiscal 2008 diluted earnings per share is estimated to be $0.30 to $0.70

Springdale, Arkansas – November 12, 2007 - Tyson Foods, Inc. (NYSE: TSN), today reported earnings of $0.09 per diluted share for the fourth fiscal quarter ended September 29, 2007, compared to a loss of $0.17 per diluted share in the same quarter last year. Fourth quarter 2007 sales were $6.9 billion compared to $6.5 billion for the same period last year. Operating income was $102 million compared to an operating loss of $20 million, and net income was $32 million compared to a net loss of $56 million, for the same period last year.

Diluted earnings per share for fiscal 2007 were $0.75 compared to a diluted loss per share of $0.58 last year. Sales for fiscal 2007 were $26.9 billion compared to $25.6 billion last year. Operating income was $614 million in fiscal 2007 compared to an operating loss of $77 million in fiscal 2006, and net income was $268 million in fiscal 2007 compared to a net loss of $196 million in fiscal 2006.

During the fourth quarter of fiscal 2007, we recognized $17 million of non-cash tax expense associated with the correction of our fixed asset tax costs. This was primarily related to a fixed asset system conversion in 1999, which caused an inappropriate increase in our fixed asset tax costs.

During the fourth quarter of fiscal 2006, we recorded pretax charges totaling $23 million associated with our Cost Management Initiative, plant closing costs and other business consolidation efforts. These charges included severance expenses, product rationalization costs and other asset impairment related expenses. We also recorded a $15 million charge during the fourth quarter of fiscal 2006 resulting from a review of our tax account balances, as well as a $5 million charge related to the cumulative effect of a change in accounting principle due to the adoption of Financial Accounting Standards Board Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations,” an interpretation of FASB Statement No. 143. In the first nine months of fiscal 2006, we recorded pretax charges totaling $59 million associated with plant closing costs.

“We made tremendous progress in fiscal 2007,” said Richard L. Bond, president and chief executive officer. “I give all the credit for our success to the Tyson team members, who have worked so hard for this turnaround.

“All four segments were profitable for the quarter, as anticipated, and profitability improved year over year for each segment. We achieved record sales of $27 billion, along with a nearly $700 million operating income improvement. Our $2.8 billion debt balance at the end of the fiscal year was the lowest it has been since the IBP acquisition in 2001. We exceeded $265 million in annualized savings from our Cost Management Initiative, and we recently completed efforts to streamline the organization and improve our decision making processes for greater agility as a company,” Bond said.

“As we begin 2008, we are experiencing some challenging market conditions. Based on present assessments, we believe we will incur additional increased grain costs of approximately $300 million in the chicken segment,” Bond said. “The current beef environment is extremely difficult as well.

“Even with these concerns I remain very confident about the future of Tyson Foods. I believe we are a much stronger and better positioned company, and I believe our strategies are right for long term success.”

TYSON FOODS, INC.

News Release

November 12, 2007

Outlook

Based on the Company’s outlook for fiscal 2008, diluted earnings per share are estimated to be in the range of $0.30 to $0.70.

Segment Performance Review (in millions)

Sales
(for the fourth quarter and fiscal year ended September 29, 2007, and September 30, 2006)
	Fourth Quarter				12 Months
			Volume	Avg. Price			Volume	Avg. Price
	2007	2006	Change	Change	2007	2006	Change	Change
Chicken	$2,123	$1,960	(3.3)%	12.0%	$8,188	$7,928	(4.7)%	8.4%
Beef	3,272	3,021	(0.3)%	8.6%	12,703	11,825	1.5%	5.8%
Pork	824	785	7.1%	(1.9)%	3,309	3,060	5.1%	2.9%
Prepared Foods	656	697	(8.0)%	2.3%	2,660	2,692	(3.9)%	2.9%
Other	8	8	n/a	n/a	40	54	n/a	n/a
Total	$6,883	$6,471	(1.0)%	7.5%	$26,900	$25,559	(0.9)%	6.2%

Operating Income (Loss)
(for the fourth quarter and fiscal year ended September 29, 2007, and September 30, 2006)
	Fourth Quarter				12 Months
			Operating Margin %				Operating Margin %
	2007	2006	2007	2006	2007	2006	2007	2006
Chicken	$51	$(20)	2.4%	(1.0)%	$280	$53	3.4%	0.7%
Beef	1	(34)	0.0%	(1.1)%	35	(296)	0.3%	(2.5)%
Pork	24	15	2.9%	1.9%	135	47	4.1%	1.5%
Prepared Foods	4	(1)	0.6%	(0.1)%	81	45	3.0%	1.7%
Other	22	20	n/a	n/a	83	74	n/a	n/a
Total	$102	$(20)	1.5%	(0.3)%	$614	$(77)	2.3%	(0.3)%

Items impacting operating income (loss):

Q4 2006:

$9 million charge related to our Cost Management Initiative, other business consolidation efforts and plant closing costs (Chicken)

$7 million charge related to our Cost Management Initiative, other business consolidation efforts and plant closing costs (Beef)

$2 million charge related to our Cost Management Initiative and other business consolidation efforts (Pork)

$5 million charge related to other business consolidation efforts and our Cost Management Initiative (Prepared Foods)

YTD 2007:

$10 million gain on sale of two poultry plants and related support facilities (Chicken)

$9 million gain on disposition of aircraft (allocated among segments)

$7 million charge related to intangible asset impairments (Prepared Foods)

$5 million charge related to a software impairment (allocated among segments)

YTD 2006:

$9 million charge related to our Cost Management Initiative, other business consolidation efforts and plant closing costs (Chicken)

$52 million charge related to plant closing costs, our Cost Management Initiative and other business consolidation efforts (Beef)

$2 million charge related to our Cost Management Initiative and other business consolidation efforts (Pork)

$19 million charge related to plant closing costs, other business consolidation efforts and our Cost Management Initiative (Prepared Foods)

TYSON FOODS, INC.

News Release

November 12, 2007

Chicken (30.8% of Net Sales, 50.0% of Total Operating Income – 4th Quarter 2007)

(30.4% of Net Sales, 45.6% of Total Operating Income – 12 Months 2007)

Chicken segment sales were $2.1 billion and $8.2 billion, respectively, in the fourth quarter and fiscal year 2007. Chicken segment operating income was $51 million and $280 million, respectively, in the fourth quarter and fiscal year 2007. Sales and operating results were impacted positively by improved average sales prices, partially offset by decreased sales volumes as a result of planned production cuts, the sale of two poultry plants and the closure of a poultry plant in fiscal 2006 due to a fire. Operating results were adversely impacted by increased net grain costs of $118 million and $256 million, respectively, for the fourth quarter and fiscal year 2007, as compared to the same periods of fiscal 2006. The increase of net grain costs for the fourth quarter and fiscal year 2007 includes $105 million and $334 million, respectively, of increased grain costs and increased net losses of $13 million and net gains of $78 million, respectively, from our commodity risk management activities related to grain purchases, as compared to the same periods of fiscal 2006. Additionally, fourth quarter and fiscal 2007 operating results improved due to a decrease in selling, general and administrative expenses as compared to the same periods last year. Also, in fiscal 2007, we recognized a gain of $10 million related to the sale of two poultry plants and related support facilities. Operating results for both the fourth quarter and fiscal year 2006 included a charge of $9 million related to our Cost Management Initiative, other business consolidation efforts and plant closing costs.

Beef (47.5% of Net Sales, 1.0% of Total Operating Income – 4th Quarter 2007)

(47.2% of Net Sales, 5.7% of Total Operating Income – 12 Months 2007)

Beef segment sales were $3.3 billion and $12.7 billion, respectively, in the fourth quarter and fiscal year 2007. Beef segment operating income was $1 million and $35 million, respectively, in the fourth quarter and fiscal year 2007. Operating results were positively impacted by increased average sales prices, prior year plant rationalizations, operating cost efficiencies and yield improvements, partially offset by higher average live prices. Operating results for the fourth quarter and fiscal year 2006 included charges of $7 million and $52 million, respectively, related to plant closing costs, our Cost Management Initiative and other business consolidation efforts. Operating results were also positively impacted in the fourth quarter and fiscal 2007 by improvements of $4 million and $38 million, respectively, from our commodity risk management activities related to forward futures contracts for live cattle, excluding the related impact from the physical sale and purchase transactions, as compared to the same periods of fiscal 2006. Additionally, fourth quarter and fiscal 2007 operating results improved due to a decrease in selling, general and administrative expenses as compared to the same periods last year.

Pork (12.0% of Net Sales, 23.5% of Total Operating Income – 4th Quarter 2007)

(12.3% of Net Sales, 22.0% of Total Operating Income – 12 Months 2007)

Pork segment sales were $824 million and $3.3 billion, respectively, in the fourth quarter and fiscal year 2007. Pork segment operating income was $24 million and $135 million, respectively, in the fourth quarter and fiscal year 2007. Fiscal year 2007 operating results were impacted positively by higher average sales prices, strong export sales, increased sales volumes, operating cost efficiencies and yield improvements, partially offset by higher average live prices. Fourth quarter 2007 operating results were positively impacted by lower average live prices, partially offset by lower average sales prices. Operating results were also positively impacted in the fourth quarter and fiscal 2007 by improvements of $22 million and $18 million, respectively, from our commodity risk management activities related to forward futures contracts for live hogs, excluding the related impact from the physical sale and purchase transactions, as compared to the same periods of fiscal 2006. Operating results for both the fourth quarter and fiscal year 2006 included a charge of $2 million related to our Cost Management Initiative and other business consolidation efforts.

Prepared Foods (9.5% of Net Sales, 3.9% of Total Operating Income – 4th Quarter 2007)

(9.9% of Net Sales, 13.2% of Total Operating Income – 12 Months 2007)

Prepared Foods segment sales were $656 million and $2.7 billion, respectively, in the fourth quarter and fiscal year 2007. Prepared Foods segment operating income was $4 million and $81 million, respectively, in the fourth quarter and fiscal year 2007. Operating results were impacted positively by higher average sales prices, partially offset by decreased sales volumes and increased raw material costs. The operating results for the fourth quarter and fiscal 2007 include intangible impairment charges of $1 million and $7 million, respectively. Operating results for the fourth quarter and fiscal year 2006 included charges of $5 million and $19 million, respectively, related to plant closing costs, other business consolidation efforts and our Cost Management Initiative. Additionally, fourth quarter and fiscal 2007 operating results improved due to a decrease in selling, general and administrative expenses as compared to the same periods last year.

TYSON FOODS, INC.

News Release

November 12, 2007

TYSON FOODS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	Three Months Ended		12 Months Ended
	Sept. 29,	Sept. 30,	Sept. 29,	Sept. 30,
	2007	2006	2007	2006

Sales	$6,883	$6,471	$26,900	$25,559
Cost of Sales	6,577	6,243	25,467	24,631
	306	228	1,433	928
Selling, General and Administrative	204	235	817	935
Other Charges	-	13	2	70

Operating Income (Loss)	102	(20)	614	(77)
Other (Income) Expenses:
Interest Income	(2)	(13)	(8)	(30)
Interest Expense	56	79	232	268
Other	(8)	(9)	(20)	(22)
Income (Loss) before Income Taxes	56	(77)	410	(293)

Income tax (benefit) expense	24	(26)	142	(102)
Income (Loss) before Cumulative Effect of Change
in Accounting Principle	32	(51)	268	(191)
Cumulative Effect of Change in Accounting Principle, net of tax	-	(5)	-	(5)
Net Income (Loss)	$32	$(56)	$268	$(196)

Weighted Average Shares Outstanding:
Class A Basic	279	258	273	249
Class B Basic	70	87	75	96
Diluted	356	345	355	345
Earnings (Loss) before Cumulative Effect of Change
in Accounting Principle:
Class A Basic	$0.10	$(0.15)	$0.79	$(0.56)
Class B Basic	$0.08	$(0.14)	$0.70	$(0.52)
Diluted	$0.09	$(0.15)	$0.75	$(0.56)
Cumulative Effect of Change in Accounting Principle:
Class A Basic	$-	$(0.02)	$-	$(0.02)
Class B Basic	$-	$(0.01)	$-	$(0.01)
Diluted	$-	$(0.02)	$-	$(0.02)
Net Earnings (Loss) Per Share:
Class A Basic	$0.10	$(0.17)	$0.79	$(0.58)
Class B Basic	$0.08	$(0.15)	$0.70	$(0.53)
Diluted	$0.09	$(0.17)	$0.75	$(0.58)

Cash Dividends Per Share:
Class A	$0.040	$0.040	$0.160	$0.160
Class B	$0.036	$0.036	$0.144	$0.144

Sales Growth (Decline)	6.4%	(0.4)%	5.2%	(1.7)%
Margins: (Percent of Sales)
Gross Profit	4.4%	3.5%	5.3%	3.6%
Operating Income (Loss)	1.5%	(0.3)%	2.3%	(0.3)%
Net Income (Loss)	0.5%	(0.9)%	1.0%	(0.8)%
Effective Tax Rate	42.6%	33.5%	34.6%	34.8%

TYSON FOODS, INC.

News Release

November 12, 2007

TYSON FOODS, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(In millions)

	(Unaudited) Sept. 29, 2007	Sept. 30, 2006
Assets
Current Assets:
Cash and cash equivalents	$42	$28
Short-term investment	-	770
Accounts receivable, net	1,246	1,183
Inventories	2,238	2,057
Other current assets	73	149
Total Current Assets	3,599	4,187
Net Property, Plant and Equipment	3,693	3,945
Goodwill	2,485	2,512
Intangible Assets	126	136
Other Assets	327	341
Total Assets	$10,230	$11,121

Liabilities and Shareholders’ Equity
Current Liabilities:
Current debt	$137	$992
Trade accounts payable	1,050	942
Other current liabilities	874	912
Total Current Liabilities	2,061	2,846
Long-Term Debt	2,642	2,987
Deferred Income Taxes	405	495
Other Liabilities	391	353
Shareholders’ Equity	4,731	4,440
Total Liabilities and Shareholders’ Equity	$10,230	$11,121

TYSON FOODS, INC.

News Release

November 12, 2007

TYSON FOODS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Three Months Ended		12 Months Ended
	Sept. 29,	Sept. 30,	Sept. 29,	Sept. 30,
	2007	2006	2007	2006
Cash Flows From Operating Activities:
Net income (loss)	$32	$(56)	$268	$(196)
Depreciation and amortization	128	134	514	517
Plant closing-related and other charges, net of payments	-	5	(8)	51
Deferred income taxes and other, net	(21)	(13)	12	(124)
Net changes in working capital	234	187	(108)	124

Cash Provided by Operating Activities	373	257	678	372

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(121)	(61)	(285)	(531)
Proceeds from sales of property, plant and equipment	11	7	76	21
Investment in marketable securities, net	14	12	16	23
Sale (purchase) of short-term investment	-	-	770	(750)
Other, net	(6)	2	2	13

Cash Provided by (Used for) Investing Activities	(102)	(40)	579	(1,224)

Cash Flows From Financing Activities:
Net borrowings (payments) on revolving credit facilities	(25)	(87)	53	158
Payments of debt	(179)	(46)	(1,263)	(166)
Net proceeds from borrowings of debt	-	-	-	992
Purchases of treasury shares	(7)	(12)	(61)	(42)
Dividends	(14)	(14)	(56)	(55)
Stock options exercised	14	12	74	32
Other, net	(71)	(87)	1	(75)

Cash Provided by (Used for) Financing Activities	(282)	(234)	(1,252)	844

Effect of Exchange Rate Change on Cash	5	1	9	(4)

Increase (Decrease) in Cash and Cash Equivalents	(6)	(16)	14	(12)

Cash and Cash Equivalents at Beginning of Period	48	44	28	40

Cash and Cash Equivalents at End of Period	$42	$28	$42	$28

TYSON FOODS, INC.

News Release

November 12, 2007

Tyson Foods, Inc., founded in 1935 with headquarters in Springdale, Arkansas, is the world’s largest processor and marketer of chicken, beef and pork, the second-largest food production company in the Fortune 500 and a member of the S&P 500. The Company produces a wide variety of protein-based and prepared food products and is the recognized market leader in the retail and foodservice markets it serves. Tyson provides products and service to customers throughout the United States and more than 80 countries. The Company has approximately 104,000 Team Members employed at more than 300 facilities and offices in the United States and around the world. Through its Core Values, Code of Conduct and Team Member Bill of Rights, Tyson strives to operate with integrity and trust and is committed to creating value for its shareholders, customers and Team Members. The Company also strives to be faith-friendly, provide a safe work environment and serve as stewards of the animals, land and environment entrusted to it.

A conference call to discuss the Company’s financial results will be held at 9 a.m. Eastern today. To listen live via telephone, call 888-455-3612. A pass code and the leader’s name will be required to join the call. The pass code is Tyson Foods and the leader’s name is Ruth Ann Wisener. International callers dial 210-839-8501. The call also will be webcast live on the Internet at http://ir.tyson.com. Financial information, such as this news release, as well as other supplemental data, including Company distribution channel information, can be accessed from the Company’s web site at http://ir.tyson.com. A telephone replay will be available through December 12 at 888-568-0744. International callers dial 203-369-3481. An MP3 file of today's call will be available on the Company's website for one year.

Tyson senior management will be making a presentation to securities analysts and institutional investors at 10:45 a.m. Eastern today. You are encourage to listen via webcast at http://ir.tyson.com.

Forward-Looking Statements

Certain information contained in the press release may constitute forward-looking statements, such as statements relating to expected earnings and results. These forward-looking statements are subject to a number of factors and uncertainties which could cause our actual results and experiences to differ materially from the anticipated results and expectations, expressed in such forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Among the factors that may cause actual results and experiences to differ from the anticipated results and expectations expressed in such forward-looking statements are the following: (i) fluctuations in the cost and availability of inputs and raw materials, such as live cattle, live swine, feed grains (including corn and soybean meal) and energy; (ii) market conditions for finished products, including competition from other global and domestic food processors, supply and pricing of competing products and alternative proteins and demand for alternative proteins; (iii) risks associated with our commodity trading risk management activities; (iv) access to foreign markets together with foreign economic conditions, including currency fluctuations, import/export restrictions and foreign politics; (v) outbreak of a livestock disease (such as avian influenza (AI) or bovine spongiform encephalopathy (BSE)), which could have an effect on livestock we own, the availability of livestock we purchase, consumer perception of certain protein products or our ability to access certain domestic and foreign markets; (vi) successful rationalization of existing facilities and operating efficiencies of the facilities; (vii) changes in availability and relative costs of labor and contract growers and our ability to maintain good relationships with employees, labor unions, contract growers and independent producers providing us livestock; (viii) issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation; (ix) changes in consumer preference and diets and our ability to identify and react to consumer trends; (x) significant marketing plan changes by large customers or loss of one or more large customers; (xi) adverse results from litigation; (xii) risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook; (xiii) compliance with and changes to regulations and laws (both domestic and foreign), including changes in accounting standards, tax laws, environmental laws and occupational, health and safety laws; (xiv) our ability to make effective acquisitions or joint ventures and successfully integrate newly acquired businesses into existing operations; (xv) effectiveness of advertising and marketing programs; (xvi) the effect of, or changes in, general economic conditions; and (xvii) those factors listed under Item 1A. “Risk Factors” included in our September 30, 2006, Annual Report filed on Form 10-K.